[OBJECT OMITTED] NEWS RELEASE


AT RF MICRO DEVICES                                      AT THE FINANCIAL
Dean Priddy               Doug DeLieto                   RELATIONS BOARD
Chief Financial Officer   Dir., Investor Relations       Alison Ziegler
(336) 931-7152            (336) 931-7968                 (212) 445-8432

FOR IMMEDIATE RELEASE
OCTOBER 21, 2003

               RF MICRO DEVICES ANNOUNCES RECORD FINANCIAL RESULTS

SEPTEMBER QUARTER HIGHLIGHTS:

       -  Revenue Grows 24.3% Sequentially To $163.5 Million
       -  Gross Profit Margin Increases 760 Basis Points To 39.0%
       - Net Income Per Share Equals $0.06, Including A $2.6 Million, Non-Cash Charge Related To The Repurchase Of Convertible Notes
       - Based On Current Backlog, The Company Currently Expects Double-Digit Sequential Revenue Growth To The Low $180 Million Range And Quarterly Earnings Per Share Of $0.08 To $0.09 For The December Quarter

GREENSBORO, NC, OCTOBER 21, 2003 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2004 second quarter ended September 30, 2003.

FINANCIAL RESULTS
Revenue for the quarter was $163.5 million, an increase of 36.5% versus revenue of $119.7 million for the corresponding quarter of fiscal 2003, and a sequential increase of 24.3% versus revenue of $131.5 million for the quarter ended June
30, 2003. The Company's record quarterly revenue reflected strength in the market for cellular handsets and share gains in the Company's core market of components for cellular handsets.

Gross profit for the quarter was $63.8 million, an increase of 38.7% versus $46.0 million for the prior year period, and a sequential increase of approximately 54.7% from $41.2 million for the quarter ended June 30, 2003. Gross profit margin increased sequentially to 39.0%, versus 31.4% in the prior quarter and 38.4% in the corresponding quarter of fiscal 2003. The year-over-year and sequential increases in gross profit margin were primarily attributable to improved yields, higher volumes and cost savings from the ongoing conversion from four-inch to six-inch gallium arsenide (GaAs) wafer fabrication.

Net income for the quarter was $11.4 million, or $0.06 per diluted share, compared to net income of $6.5 million, or $0.04 per diluted share, for the second quarter of fiscal 2003 and net loss of ($8.1) million, or ($0.04) per diluted share, for the prior quarter ended June 30, 2003.

Net income for the September 2003 quarter included approximately $2.6 million, or approximately ($0.01) per share, in non-cash charges associated with the repurchase of 3.75% convertible subordinated notes.

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE
Based on current backlog, RF Micro Devices currently expects a double-digit sequential revenue increase to the low-$180 million range in the December 2003 quarter. Additionally, the Company currently anticipates quarterly net income in the range of $0.08 to $0.09 per share.

COMMENTS FROM MANAGEMENT
Bob Bruggeworth, president and CEO of RF Micro Devices, said, "We are extremely pleased with our September quarter financial performance, which was driven primarily by strong customer demand, gross margin improvement and expense control. Additionally, we attained a number of notable operational achievements during the quarter, including reductions in manufacturing cycle times, yield improvements, the ramping of our six-inch GaAs wafer manufacturing and increased productivity throughout the supply chain.

"From a competitive standpoint, we have never been better positioned to increase our dollar content in handsets. Our non-power amplifier handset business grew approximately 37 percent in September, and we believe we're positioned for substantial new market share with our POLARIS(TM) family of GSM/GPRS/EDGE transceivers. In fact, we currently have POLARIS transceiver design wins with four of the top-five original equipment manufacturers, with production expected to begin in the first half of calendar 2004."

Dean Priddy, CFO and vice president of administration, said, "Our financial performance during the September quarter reflects our commitment to profitable growth and operational excellence. We set several Company records during the quarter, including bookings, revenue, inventory turns, yields, manufacturing cycle times and net cash flow."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at WWW.STREETEVENTS.COM or WWW.RFMD.COM (under Investor Info). A replay will be available by dialing (303) 590-3000 and entering pass code 533550.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products and applications such as cellular and PCS phones, base stations, wireless LANs, and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom-designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expect," "anticipate," "intend," "plan," "project," "believe," and "estimate," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication facilities and the Company's conversion from four inch to six inch wafer manufacturing, the Company's ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, raw material availability, manufacturing capacity constraints, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.
                                       ###

RF MICRO DEVICES(R), RFMD(R) and POLARIS(TM)TOTAL RADIO(TM) are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

   For more information about RFMD, please visit our website at WWW.RFMD.COM.


                             Financial Tables Follow


                                                            RF MICRO DEVICES, INC. AND SUBSIDIARIES
                                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)


                                                THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                  SEPTEMBER 30,                             SEPTEMBER 30,
                                              2003              2002                    2003              2002
                                           (UNAUDITED)      (UNAUDITED)             (UNAUDITED)       (UNAUDITED)
                                         ----------------  ---------------         ---------------   ---------------

Total revenue                                 $163,464        $ 119,735                $294,985          $223,677

Costs and expenses:
     Cost of goods sold                         99,653           73,738                 189,936           136,242
     Research and development                   30,568           22,570                  61,903            45,621
     Marketing and selling                      11,437            8,732                  21,734            17,146
     General and administrative                  5,219            4,777                   9,771             8,977
     Other operating expense                       527              611                   1,054             1,353
                                         ----------------  ---------------         ---------------   ---------------

         Total costs and expenses              147,404          110,428                 284,398           209,339
                                         ----------------  ---------------         ---------------   ---------------

Operating income                                16,060            9,307                  10,587            14,338
Interest (expense) income, net                  (4,470)          (2,788)                 (6,932)           (5,433)
                                         ----------------  ---------------         ---------------   ---------------

Income before income taxes                    $ 11,590        $   6,519                $  3,655           $ 8,905
Income tax expense                                 183               34                     332                71
                                         ----------------  ---------------         ---------------   ---------------

Net income                                    $ 11,407        $   6,485                $  3,323           $ 8,834
                                         ================  ===============         ===============   ===============

Net income per share, diluted                 $   0.06 1      $    0.04                $   0.02           $  0.05
                                         ================  ===============         ===============   ===============
Weighted average outstanding diluted
shares                                         219,238 1        173,199                 189,041           173,866
                                         ================  ===============         ===============   ===============

1 For the purposes of determining diluted net income per share during the second quarter of fiscal 2004, the weighted average outstanding diluted shares were calculated to include 29.1 million shares as if the 1.5% convertible subordinated notes due in 2010 were converted ("assumed conversion") during the fiscal 2004 second quarter, in accordance with FAS 128. Due to the assumed conversion of the 1.5% notes, the Company used adjusted net income of $12.4 million, which includes the interest expense of $1.0 million related to the 1.5% notes.



                                                                         RF MICRO DEVICES, INC. AND SUBSIDIARIES
                                                                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                                      (IN THOUSANDS)

                                                                       SEPTEMBER 30,                  MARCH 31,
                                                                            2003                         2003
                                                                        (UNAUDITED)
                                                                 -----------------------      -----------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                 $198,034                     $164,422
     Short-term investments                                                     112,781                       92,187
     Accounts receivable, net                                                    80,733                       66,849
     Inventories                                                                 52,457                       57,781
     Other current assets                                                         6,725                       11,382
                                                                 -----------------------      -----------------------
         Total current assets                                                   450,730                      392,621

Property and equipment, net                                                     300,924                      312,013
Goodwill                                                                        110,006                      110,006
Long-term investments                                                            63,610                       59,440
Intangible assets, net                                                           53,454                       56,486
Other assets                                                                      1,985                        2,259
                                                                 -----------------------      -----------------------
         Total assets                                                          $980,709                     $932,825
                                                                 =======================      =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                                  $ 53,373                     $ 46,879
     Other short-term liabilities, net                                           30,187                       30,661
                                                                 -----------------------      -----------------------
         Total current liabilities                                               83,560                       77,540

Long-term debt, net                                                             324,017                      295,865
Other long-term liabilities                                                       4,814                        2,020
                                                                 -----------------------      -----------------------
         Total liabilities                                                      412,391                      375,425

Shareholders' equity:
         Total shareholders' equity                                             568,318                      557,400
                                                                 -----------------------      -----------------------

         Total liabilities and shareholders' equity                            $980,709                     $932,825
                                                                 =======================      =======================